Exhibit 99.1

Company Contact: Joseph T. Schepers Director, Investor Relations (800) 793-2145 ext. 3002 jschepers@pernixtx.com

Pernix Therapeutics Expands Senior Management Team to Support Continued Business Growth

David Becker appointed Chief Financial Officer

Charles Hrushka appointed Vice President of Sales & Marketing

Leslie White appointed Director of Regulatory Affairs & Quality Assurance

THE WOODLANDS, Texas, December 6, 2011 – Pernix Therapeutics Holdings, Inc. (NYSE Amex: PTX), a specialty pharmaceutical company primarily focused on the pediatric market, today announced the appointments of David Becker as Chief Financial Officer, Charles (“Chuck”) Hrushka as Vice President of Sales & Marketing, and Leslie White as Director of Regulatory Affairs & Quality Assurance. Pernix expects the additions of Messrs. Becker, Hrushka and White to its management team will enhance the Company’s ability to support its growth strategy in pediatrics as well as pursue opportunities in additional therapeutic areas.

David Becker has more than 10 years of experience in the healthcare industry, which includes an extensive background in the cough, cold and allergy markets. From 2000 to 2007, Mr. Becker served as Executive Vice President, Chief Financial and Administrative Officer & Treasurer of Adams Respiratory Therapeutics, Inc., a specialty pharmaceutical company with a large presence in the cough, cold and allergy market prior to its acquisition by Reckitt Benckiser Group plc. Mr. Becker served as Executive Vice President & Chief Financial Officer of MiddleBrook Pharmaceuticals, Inc. Mr. Becker also gained experience in mergers & acquisitions while at Ernst & Young LLP. Throughout his career, Mr. Becker has built a strong track record of providing strategic direction and corporate growth, completing numerous financings and acquisitions. He has played a key role in growing branded products, such as Mucinex, and acquiring brands, including Delsym. He received a Bachelor of Science in Accounting from the University of Southern Mississippi and is a certified public accountant in the state of California.

Chuck Hrushka has over 25 years of global sales and marketing experience in the pharmaceutical and biotechnology industries. As Vice President of Sales & Marketing, he will be responsible for managing the development and execution of Pernix’s marketing function and sales plan, and will report to Mr. Collins. Prior to joining Pernix, he served as Vice President of Marketing of Shionogi Pharma, Inc. (formerly Sciele Pharma, Inc.), a global specialty pharmaceutical company that develops and commercializes products in the areas of pediatrics, women’s health and cardiovascular. He also has experience in gastroenterology when he served as Vice President of Marketing for Sucampo Pharmaceuticals, Inc. Mr. Hrushka has also held senior sales and marketing positions at Burren Pharmaceuticals, Schebo Biotech USA, Axcan Pharma, and Solvay Pharmaceuticals. He earned an Masters in Business Administration from Georgia State University and a Bachelor of Science in Biology from Lynchburg College.

Leslie White has more than 15 years of experience in clinical and regulatory affairs. As Director of Regulatory Affairs & Quality Assurance, he will provide oversight of Pernix’s product development strategy, manufacturing and controls functions, and all U.S. and international regulatory matters. Prior to joining Pernix, he served from 2002 to 2011 as the Director of Regulatory Affairs of Trace Life Sciences, a private supplier of radiopharmaceuticals for medical and imaging technologies. Over the course of his career, he has been responsible for the preparation and submission of numerous IND, NDA and 510K applications with the U.S. Food and Drug Administration. Mr. White has also held quality control and regulatory oversight positions at Cedra Corporation, Carbomedics, Coram Health Care, and OsteoMed.  He received a Master of Science from the University of North Texas and a Bachelor of Science from the University of Texas at San Antonio.

“I am pleased to welcome David, Chuck and Leslie to Pernix,” said Cooper Collins, President and Chief Executive Officer of Pernix. “These key appointments reflect the on-going building of our corporate infrastructure and bring additional valuable pharmaceutical expertise to our management team in areas that will position Pernix for continued growth. Tracy Clifford, our Chief Financial Officer, since our merger with Golf Trust in March 2010, and Beth Deville, Vice President of Sales & Marketing who started with our Company in 2001, have played key roles in our success. Going forward, they will continue to serve as an important part of our expanded management team in their respective new roles as Corporate Controller & Director of Finance and Vice President of Sales Training & Compliance.”

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics Holdings, Inc. is a specialty pharmaceutical company primarily focused on the sales, marketing, and development of branded and generic pharmaceutical products primarily for the pediatric market. The Company manages a portfolio of branded and generic products and Theobromine, a non-codeine, cough suppressant product candidate in development. The Company’s branded products include CEDAX®, an antibiotic for middle ear infections, Natroba™, a topical treatment for head lice marketed under an exclusive co-promotion agreement with ParaPRO, LLC, and a family of prescription treatments for cough and cold (Brovex®, Aldex® and Pediatex®). The Company promotes its branded products through an established U.S. sales force. Pernix also markets generic products through its wholly-owned subsidiary, Macoven Pharmaceuticals. Founded in 1996, the Company is based in The Woodlands, TX.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.

Cautionary Notice Regarding Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. No assurances can be given regarding the future performance of the Company. The Company wishes to advise readers that factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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